Exhibit 6.2

THIS AGREEMENT made effective as of the day of           ,2020

BETWEEN:

_LADY LOANS LTD.

(hereinafter referred to as the “Corporation”)

OF THE FIRST PART

- and-

CASHCO FINANCIAL INC.

(hereinafter referred to as “Cashco”)

OF THE SECOND PART

MANAGEMENT SERVICES AGREEMENT

WHEREAS:

A.	Cashco is in the business of providing management services, including provision of software, accounting services, management consulting services and other services associated therewith (the “Services”).

B.	The Corporation is interested in engaging Cashco as a consultant to assist the Corporation with its business and compensating Cashco in a manner that reflects the expanding business of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto mutually covenant and agree each with the other as follows:

ARTICLE 1- CONSULTING SERVICES

1.1	The Corporation hereby engages and appoints Cashco as a consultant to assist the Corporation with its business affairs, and Cashco agrees to provide consulting services subject to and in accordance with the terms, conditions and provisions of this Agreement.

1.2	The nature of the relationship between the Corporation and Cashco is an independent contractor relationship. Nothing in this Agreement creates an agency, partnership, or employer and employee relationship between the Corporation and Cashco. Cashco has no authority to bind the Corporation to any obligation except as provided for in this Agreement or otherwise authorized.

1.3	The relationship between the Corporation and Cashco is not an exclusive relationship, and the Corporation acknowledges the right of Cashco, its directors, officers, and employees to provide consulting services to other organizations, even organizations that may compete with the Corporation.

ARTICLE 2 - DUTIES AND POWERS

Cashco shall provide the following services:

2.1	to act in an advisory capacity providing the Corporation and its directors with advice and direction with respect to its business and assets, the development of appropriate policies concerning its business affairs, software, financial and accounting requirements, and ongoing business advice and recommendations respecting the business and assets of the Corporation;

2.2	to provide such services as requested and authorized by the Corporation, which may include the following:

(a)	to provide or arrange for technical expertise;

(b)	to assist with project consulting;

(c)	to develop programs and systems that may be needed for the Corporation’s operations;

(d)	to provide guidance in respect to finance and accounting matters;

(e)	to advise on contract negotiation and consulting;

(t)	to provide such administrative services as may be requested and agreed; and

(g)	to assist in establishment of the Lady Loans Foundation.

2.3	In performing any services, Cashco shall ensure that it complies with all statutes, ordinances, laws, regulations, rules, orders, bylaws and requirements of any federal, provincial, or municipal government.

2.4	All services herein required to be provided by Cashco to and for and on behalf of the Corporation shall at all times be subject to the reasonable and lawful direction and decisions of the directors of the Corporation.

ARTICLE 3 - QUALITY OF CONSULTING SERVICES

3.1	Cashco shall carry out its duties and perform its consulting services in a diligent manner and in accordance with reasonable and prudent practices. Cashco shall not do anything which could in any way materially harm the reputation or business of the Corporation. Cashco shall not disclose the private affairs of the Corporation or any secret of the Corporation to any person other than the Corporation’s directors and senior management, or as they may direct, and Cashco shall not use for its own purposes or for any other purposes other than those of the Corporation, any information Cashco may acquire with respect to the affairs of the Corporation.

ARTICLE 4 - COMPENSATION AND GST

4.1	The Corporation is establishing a business pursuant to which it will provide support by way of financial assistance and loans to women who are otherwise without recourse to such financial support of such nature.

4.2	The parties acknowledge that the Corporation’s business plan contemplates creation of “Sisterhood Communities” of the Corporation’s loan customers, pursuant to which a “Lady Loans Village” will be occupied by some 400 women residing in 40 groups in four Sisterhood Communities each with $1 million in loans. In order to facilitate this business plan, Cashco has agreed to accept and the Corporation has agreed to pay $5,000 per month for the Services until the Corporation has achieved five Lady Loans Villages, and thereafter the fee for the Services shall increase by $1,000 per month for each Lady Loans Village added thereafter.

4.3	The Corporation and Cashco acknowledge that the following items are directly related to project contracts, are an expense of the Corporation, and are not items included in the consulting fee referred to in Section 4.2 herein: all costs associated with project related direct and indirect resources, materials, equipment, labour, third party services or supplies dedicated to and required for the performance of the Corporation’s business.

4.4	During the term of this Agreement, the Corporation shall also pay to Cashco all amounts properly payable by it as goods and services tax on the fees under Section 4.2 and on any other amounts properly payable to Cashco hereunder for goods and services provided by Cashco. Amounts payable by the Corporation as goods and services tax shall be calculated in accordance with applicable legislation and shall be paid at the same time as the amounts to which such tax applies and are payable to Cashco hereunder.

ARTICLE 5 - SCOPE OF SERVICES AND MEETINGS

5.1	Cashco hereby agrees to provide the benefit of its experience and knowledge of the business of the Corporation on any and all matters relating to the business carried on by it upon the request of the board of directors of the Corporation and Cashco further covenants and agrees to obey and carry out all reasonable and lawful orders and directives given to it by the board of directors of the Corporation insofar as they relate to the business conducted by the Corporation.

5.2	Cashco shall meet with and report to the directors of the Corporation quarterly, or more often as may be requested by the Corporation or Cashco. Cashco shall keep accurate, written minutes of such meetings, all actions taken, directions issued or consents given by the Corporation, and shall deliver a copy thereof to the Corporation.

ARTICLE 6 - FINANCIAL RESPONSIBILITY

6.1	Save and except for such credit facilities that Cashco agrees to make available to the Corporation for its working capital requirements, Cashco shall not be required to advance any of its own money for the care, management, administration or business activities of the Corporation.

6.2	Notwithstanding paragraph 6.1, Cashco has agreed to advance to the Corporation the sum of $500,000, which sum shall be repayable upon demand and shall be secured by a first charge general security agreement attaching to all present and after acquired personal property of the Corporation (the “Loan”). The Loan shall bear interest at the rate of 12% per annum, payable monthly in arrears. Principal shall be payable upon demand.

6.3	The accounts of all third-party professional accountants, auditors, advisors and consultants properly retained by Cashco for and on behalf of the Corporation, shall be paid promptly by the Corporation.

ARTICLE 7 - TERM

7.1	This Agreement shall take effect on the date hereof and shall continue in full force and effect unless terminated in accordance with the provisions set forth herein.

ARTICLE 8 - TERMINATION

8.1	This Agreement shall terminate upon the occurrence of any of the following events and as of the respective effective date hereinafter set forth:

(a)	as of the effective date set forth in any acknowledgment in writing of the parties confirming termination of this Agreement;

(b)	at the option of Cashco as of the date of any dissolution, bankruptcy or receivership of the Corporation;

(c)	effective as of the date set forth in any notice given by one party to the other party in the event that the other party is in material default of any of its obligations hereunder and such default is not cured or remedied within 30 days of notice of such default by the non- defaulting party.

8.2	Upon termination of this Agreement, the Corporation will continue to be responsible for and shall pay to Cashco, any sums of money owing to Cashco pursuant to this Agreement for services provided by Cashco prior to the effective date of termination of this Agreement.

8.3	Upon the termination of this Agreement, Cashco shall promptly deliver to the Corporation all records and documents in its possession or under its control and which relate to the Corporation, its business or assets.

ARTICLE 9 - LITIGATION

9.1	Cashco shall cooperate, at the expense of the Corporation, with the Corporation both during this Agreement and thereafter, in the bringing or defending of any action or claim of any nature whatsoever in respect of which the Corporation is a party or to which the Corporation has an interest and which arises in any manner whatsoever, directly, in connection with the provision of the consulting services hereunder.

ARTICLE 10 - NO ASSIGNMENT

10.1	This Agreement may not be assigned by either party without the consent in writing of the other party.

ARTICLE 11- INDEMNITY

11.1	The Corporation hereby indemnifies and saves harmless Cashco from and against any and all acts, claims, suits, demands, losses or expenses incurred in the course of its services hereunder, provided that this indemnity shall not extend to indemnify Cashco for:

(a)	gross negligence by Cashco or its employees or agents;

(b)	Cashco willingly or knowingly breaching this Agreement or allowing its employees or agents to do so; and

(c)	fraud or other reckless, dishonest or illegal acts of Cashco or its employees or agents.

ARTICLE 12 - NOTICES

12.1	Any notice, request, demand or other communication made between the parties hereto for the purposes hereof shall be duly given or made when communicated by one of the forms of communication hereinafter set forth to the party to which notice or other communication is required or permitted to be given or made under this Agreement at the address of each party as such party may from time to time designate to the others. The form of communication and the time at which a communication in any such form shall be deemed for the purposes of this Agreement to have been received are:

(a)	prepaid registered mail, on the third business day following the date of posting;

(b)	facsimile transmission or other electronic transmission when actually delivered or transmitted; and

(c)	personal delivery when actually delivered.

12.2	The address of each of the parties hereto, is unless otherwise advised as follows:

(a)	if to the Corporation, then:

Lady Loans Ltd.
Attention: Jolene Latimer

Email: jolene.latimer@gmail.com

(b)	if to the Cashco, then:

Cashco Financial Inc.
Attention: Tim Latimer

Email: Tim.Latimer@cashcofinancial.com

ARTICLE 13 - SEVERABILITY

13.1	If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term, covenant or condition to a party or circumstance other than those which it is held invalid or enforceable, shall not be affected thereby, and each term, covenant or condition hereof shall be valid and enforceable to the fullest extent permitted by law.

ARTICLE 14 - ENTIRE AGREEMENT

14.1	This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous arrangements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject hereof, except as specifically set forth herein.

ARTICLE 15 - FURTHER ASSURANCES

15.1	The parties hereto and each of them covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

ARTICLE 16 - AMENDMENTS

16.1	This Agreement may be altered or amended in any of its provisions where such changes are reduced to writing and signed by the parties hereto but not otherwise.

ARTICLE 17 - NO WAIVER

17.1	No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder, shall be deemed to be or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such party. Failure on the part of any party to complain of any act or failure to act or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

ARTICLE 18 - TIME OF ESSENCE

18.1	Time shall be of the essence of this Agreement and every part thereof.

ARTICLE 19 - ENUREMENT

19.1	This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns, as the case may be.

ARTICLE 20 - APPLICABLE LAW

20.1	This Agreement shall be governed by and interpreted in accordance with the law of the Province of Alberta and each of the parties, by executing this Agreement, irrevocably attorns to the exclusive jurisdiction of the courts of Alberta.

ARTICLE 21 - COUNTERPARTS

21.1	This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by facsimile transmission or by electronic delivery in portable document format (“.pdf”), shall be equally effective as delivery of a manually executed counterpart hereof. The parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

IN WITNESS WHEREOF the parties have hereunto executed this Agreement as of the day and year first above written.

LADY LOANS LTD.

Per:

CASHCO FINANCIAL INC.

Per: